As filed with the Securities and Exchange Commission on August 6, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN COPPER AND GOLD CORPORATION

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1000	98-0496216
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

15th Floor – 1040 West Georgia Street

Vancouver, British Columbia V6E 4H1

Canada

(604) 684-9497

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1070 – 1095 West Pender Street Vancouver, British Columbia V6E 2M6 Canada (604) 630-5199	Varun Prasad Chief Financial Officer Western Copper and Gold Corporation 15th Floor – 1040 W. Georgia Street Vancouver, British Columbia V6E 4H1 Canada (604) 684-9497	Lucy H. Schilling Miller Thomson LLP 400 – 725 Granville Street 200 Vancouver, British Columbia V7Y 1G5 Canada (604) 643-1220

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒ at some future date (check appropriate box below)

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2.

☐ pursuant to Rule 467(b) on (                ) at (                ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (                ).

3.

☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☒ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1) (3)	Proposed Maximum Aggregate Offering Price (2) (3)	Amount of Registration Fee
Common Shares
Warrants
Subscription Receipts
Units
Total	$37,300,000	$37,300,000	$4,842

(1)

There are being registered under this registration statement such indeterminate number of common shares, warrants or subscription receipts of the Registrant, and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively shall have an aggregate initial offering price of not to exceed U.S.$37,300,000. The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise or exchange of any other securities that provide for such conversion into, exercise for or exchange into such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this registration statement.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)

This amount represents the U.S. dollar value of a proposed maximum aggregate offering amount of Cdn.$50,000,000. U.S. dollar amounts are calculated based on the daily exchange rate reported by the Bank of Canada on August 3, 2020, which was Cdn.$1.00 = US$0.7460.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

This short form prospectus has been filed under legislation in each of the provinces and territories of Canada except Québec that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces and territories of Canada except Québec in each of the provinces and territories of Canada except Québec, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the securities regulatory authorities.

The information contained herein is subject to completion and amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be offered or sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state of the United States.

Subject to completion, dated August 6, 2020

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. See “Plan of Distribution”. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada and the United States Securities and Exchange Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Western Copper and Gold Corporation, at 15th Floor – 1040 West Georgia Street, Vancouver, BC V6E 4H1, Telephone (604) 684-9497 and are also available electronically at www.sedar.com.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	, 2020

WESTERN COPPER AND GOLD CORPORATION

15th Floor – 1040 West Georgia Street

Vancouver, British Columbia V6E 4H1

CDN$50,000,000

COMMON SHARES

WARRANTS

SUBSCRIPTION RECEIPTS

UNITS

Western Copper and Gold Corporation (“Western” or the “Company”) may offer and issue from time to time, the securities listed above or any combination thereof with the aggregate initial offering price not to exceed Cdn$50,000,000 during the 25 month period that this short form base shelf prospectus (this “Prospectus”), including any amendments thereto, remains effective. The Company’s securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (“Prospectus Supplement”).

This offering is made by a Canadian issuer that is permitted under a multijurisdictional disclosure system adopted by the United States and Canada (“MJDS”) to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors in the United States should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), and may not be comparable to financial statements of United States companies. Such financial statements are subject to the standards of the Public Company Accounting Oversight Board (United States) and the United States Securities and Exchange Commission (“SEC”) independence standards.

Prospective investors should be aware that the acquisition and disposition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States are not described fully herein. Prospective Investors should read the tax discussion contained in any applicable Prospectus Supplement with respect to a particular offering of the securities. See “Certain Income Tax Considerations” in this Prospectus.

The enforcement of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is existing under the laws of British Columbia, Canada, most of its officers and directors are residents of Canada, that some or all of the experts named in this Prospectus are residents of Canada, and most of the assets of the Company and the assets of said persons are located outside the United States. See “Enforcement of Civil Liabilities” in this Prospectus.

NEITHER THE SEC, NOR ANY STATE SECURITIES REGULATOR, HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The specific terms of the securities offered in a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable (i) in the case of common shares, the number of common shares offered, the offering price and any other specific terms; (ii) in the case of warrants, the designation, number and terms of the securities issuable upon exercise of the warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the warrants are issued and any other specific terms; (iii) in the case of subscription receipts, the designation, number and terms of the securities issuable upon satisfaction of certain release conditions, any procedures that will result in the adjustment of these numbers, any additional payments to be made to holders of subscription receipts upon satisfaction of the release conditions, the terms of the release conditions, the terms governing the escrow of all or a portion of the gross proceeds from the sale of the subscription receipts, terms for the refund of all or a portion of the purchase price for the subscription receipts in the event that the release conditions are not met or any other specific terms; and (iv) in the case of units, the designation, number and terms of the common shares, warrants or subscription receipts comprising the units. A Prospectus Supplement may include specific variable terms pertaining to the above-described securities that are not within the alternatives or parameters set forth in this Prospectus.

All shelf information permitted under applicable securities laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus to the extent required by applicable securities laws. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the securities to which the Prospectus Supplement pertains.

ii

An investment in our securities involves a high degree of risk. You should carefully read the “Risk Factors” section detailed in this Prospectus.

This Prospectus constitutes a public offering of the securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. Western may offer and sell securities to, or through, underwriters or dealers and also may offer and sell certain securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. The Prospectus Supplement relating to each issue of securities offered thereby will set forth the names of any underwriters, dealers, or agents involved in the offering and sale of such securities and will set forth the terms of the offering of such securities, the method of distribution of such securities, including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents, and any other material terms of the plan of distribution. No underwriter has been involved in the preparation of, or has performed a review of, the contents of this Prospectus.

Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution of the securities.

In connection with any offering of securities (unless otherwise specified in a Prospectus Supplement), other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

The Company’s common shares are listed on both the Toronto Stock Exchange (the “TSX”) and the NYSE American Stock Exchange (the “NYSE American”) under the symbol “WRN”. Unless otherwise specified in a Prospectus Supplement, there is no market through which the Company’s warrants or subscription receipts may be sold and you may not be able to resell any of such securities, purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of such securities on the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See “Risk Factors”.

iii

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this Prospectus. Western has not authorized anyone to provide you with different information. Western is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should bear in mind that although the information contained in this Prospectus and any Prospectus Supplement is accurate as of any date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this Prospectus and by any subsequently filed prospectus amendments.

This Prospectus provides a general description of the securities that the Company may offer. Each time the Company sells securities under this Prospectus, it will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any securities, you should read both this Prospectus and any applicable Prospectus Supplement together with additional information described below under “Documents Incorporated by Reference” and “Available Information”.

Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this Prospectus and any Prospectus Supplement are references to Canadian dollars. References to “$” or “Cdn$” are to Canadian dollars and references to “US$” are to U.S. dollars. See “Currency Presentation and Exchange Rate Information”. The Company’s financial statements that are incorporated by reference into this Prospectus and any Prospectus Supplement have been prepared in accordance with IFRS, as issued by the IASB.

Unless the context otherwise requires, references in this Prospectus and any Prospectus Supplement to “Western”, the “Company”, “we”, “us” or “our” includes Western Copper and Gold Corporation and each of its material subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference into this Prospectus contain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities laws (together, “forward-looking statements”) concerning the Company’s business plans, including, but not limited to, anticipated results and developments in Western’s operations in future periods, planned exploration and development of its mineral properties, plans related to its business and other matters that may occur in the future.

Statements contained in this Prospectus and the documents incorporated by reference herein that are not historical facts are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect to the future price of metals; the estimation of mineral reserves and resources, the realization of mineral reserve estimates; the timing and amount of any estimated future production, costs of production, and capital expenditures; project schedules; the Company’s proposed plan for its properties; recommended work programs; costs and timing of the development of new deposits; success of exploration and permitting activities; permitting timelines; currency fluctuations; requirements for additional capital; government regulation of mineral exploration or mining operations; environmental risks; unanticipated reclamation expenses; title disputes or claims; limitations on insurance coverage; and the timing and possible outcome of potential litigation. In certain cases, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may” or “may not”, “could”, “would” or “would not”, “might” or “will be”, “occur” or “be achieved”. Such statements are included, among other places, in this Company under the headings “Development of the Business”, “Risk Factors” and “Mineral Properties” and in the documents incorporated by reference herein and may include, but are not limited to, statements regarding perceived merit of properties; mineral reserve and resource estimates; capital expenditures; feasibility study results (including projected economic returns, operating costs and capital costs in connection with the Casino Project); exploration results at the Company’s properties; budgets; work programs; permitting or other timelines; strategic plans; market price of precious and base metals; or other statements that are not statement of historical fact.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Western to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and other factors include, among others, risks involved in fluctuations in gold, copper and other commodity prices and currency exchange rates; uncertainties relating to interpretation of drill results and the geology, continuity and grade of mineral deposits; uncertainty of estimates of capital and operating costs, recovery rates, production estimates, and estimated economic return; changes in project parameters as plans continue to be refined; risks related to the cooperation of government agencies and First Nations in the exploration and development of the Company’s property and the issuance of required permits; risks related to the need to obtain additional financing to develop the Company’s property and uncertainty as to the availability and terms of future financing; the possibility of delay in exploration or development programs or in construction projects and uncertainty of meeting anticipated program milestones; uncertainty as to timely availability of permits and other governmental approvals; risks related to the integration of acquisitions; risks related to operations; risks related to the 2013 Feasibility Study (as defined herein) and the possibility that future exploration and development will not be consistent with the Company’s expectations; risks related to joint venture operations; actual results of current reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled “Risk Factors” in this Prospectus.

Although Western has attempted to identify important factors that could affect it and may cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Forward-looking statements may prove to be inaccurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Western does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events unless required by applicable securities law.

The material factors or assumptions used to develop forward-looking statements include prevailing and projected market prices and foreign exchange rates, exploitation and exploration estimates and results will not change in a materially adverse manner; continued availability of capital and financing on acceptable terms; availability of equipment and personnel for required operations, permitting and construction on a continual basis; the Company not experiencing unforeseen delays, unexpected geological or other effects, equipment failures, permitting delays, and general economic, market or business conditions will not change in a materially adverse manner and as more specifically disclosed throughout this document. Assumptions relating to the mineral resource and reserve estimates, development, and future economic benefit reported in respect of the Casino Project (as defined herein) are discussed in the 2013 Feasibility Study. Forward-looking statements and other information contained herein concerning mineral exploration and our general expectations concerning mineral exploration are based on estimates prepared by us using data from publicly available industry sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which we believe to be reasonable. The industries involve risks and uncertainties and are subject to change based on various factors.

The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements and new risk factors may emerge from time to time. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Prospectus under the heading “Risk Factors” and elsewhere in this Prospectus. Readers should also carefully consider the matters discussed in the documents incorporated by reference into this Prospectus, including the Annual Information Form, Annual MD&A and Interim MD&A, as defined below. In addition, although the Company has attempted to identify important factors that could cause actual achievements, events or conditions to differ materially from those identified in the forward-looking statements, there may be other factors that cause achievements, events or conditions not to be as anticipated, estimated or intended. Many of the foregoing factors are beyond the Company’s ability to control or predict.

These forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and such beliefs, expectations and opinions are subject to change after such date. The Company does not assume any obligation to update forward-looking statements, except as required by applicable securities laws, if circumstances or management’s beliefs, expectations or opinions should change. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING MINERAL RESERVE AND RESOURCE ESTIMATES

Disclosure of Mineral Resources

Disclosure about our exploration properties in this Prospectus uses the terms “Mineral Resources”, “Measured Mineral Resources”, “Indicated Mineral Resources” and “Inferred Mineral Resources”, which are Canadian geological and mining terms as defined in accordance with National Instrument 43-101- Standards of Disclosure for Mineral Projects (“NI 43-101”) of the Canadian Securities Administrators, set out in the Canadian Institute of Mining (CIM) Standards. All disclosure about our exploration properties conforms to the standards of SEC Industry Guide 7, Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations, other than disclosure of “Mineral Resources”, “Measured Mineral Resources”, “Indicated Mineral Resources” and “Inferred Mineral Resources” which are discussed below.

Cautionary Note to U.S. Investors concerning estimates of Measured Mineral Resources and Indicated Mineral Resources

This Prospectus has been prepared in accordance with the requirements of the securities laws in effect in Canada as of the date of this Prospectus, which differ in certain material respects from the disclosure requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The definitions of these terms differ from the definitions of such terms for purposes of the disclosure requirements of the SEC and contained in Industry Guide 7 of the SEC. The SEC has adopted amendments to its disclosure rules to modernize its mineral property disclosure requirements, with compliance required for the first fiscal year beginning on or after January 2, 2021. When effective, the new rules will replace the currently effective rules.

Under Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in NI 43-101 and required by NI 43-101 to be used for disclosure of mineral resources. These terms, however, are not defined terms under Industry Guide 7 and are not permitted to be used in reports and registration statements of United States companies filed with the SEC. U.S. investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations. In contrast, the SEC only permits U.S. companies to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained and incorporated by reference into this Prospectus that describes the Company’s mineral deposits may not be comparable to similar information made public by issuers subject to the SEC’s reporting and disclosure requirements applicable to domestic United States issuers.

Cautionary Note to U.S. Investors concerning estimates of Inferred Mineral Resources

This Prospectus may use the term “Inferred Mineral Resources”. We advise U.S. investors that while such term is recognized and permitted under Canadian regulations, the SEC does not recognize it. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. U.S. investors are cautioned not to assume that any part or all of an Inferred Mineral Resource exists, or is economically or legally mineable.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

All dollar amounts set forth in this Prospectus are expressed in Canadian dollars, except where otherwise indicated. References to Canadian dollars, CDN$ or $ are to the currency of Canada. References to US dollars or US$ are to the currency of the United States.

The following table sets out, for each period indicated, the high and low exchange rates for one Canadian dollar expressed in US dollars, the average of such exchange rates during such period, and the exchange rate at the end of such period based on the daily rate as reported by the Bank of Canada:

	Period from January 1, 2020 to June 30, 2020		Year Ended December 31
			2019		2018
Highest rate during period	US$	0.7710	US$	0.7699	US$	0.8138
Lowest rate during period	US$	0.6898	US$	0.7353	US$	0.7330
Average rate during period	US$	0.7710	US$	0.7537	US$	0.7721
Rate at the end of period	US$	0.7338	US$	0.7699	US$	0.7330

The average exchange rate is calculated using the average of the daily rate on the last business day of each month during the applicable fiscal year or interim period. The Canadian dollar/U.S. dollar exchange rate has varied significantly over the last several years and investors are cautioned not to assume that the exchange rates presented here are necessarily indicative of future exchange rates.

On August 5, 2020, the rate of exchange for one Canadian dollar expressed in US dollars, as quoted by the Bank of Canada, was $1.00 = US$0.7540.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in each of the provinces and territories of Canada, except Québec (the “Commissions”). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Western at 15th Floor, 1040 West Georgia Street, Vancouver, British Columbia, V6E 4H1, Canada, telephone: (604) 684-9497 and are also available electronically on SEDAR which can be accessed electronically at www.sedar.com.

The following documents of the Company, which have been filed with the Commissions, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

a.

the management information circular of Western dated as of April 22, 2020 prepared in connection with Western’s annual general meeting of shareholders held on June 10, 2020, filed on SEDAR on April 30, 2020;

b.

the unaudited interim condensed consolidated financial statements of Western for the six months ended June 30, 2020 and 2019 (the “Interim Financial Statements”), together with the notes thereto and related management’s discussion and analysis (the “Interim MD&A”), filed on SEDAR on July 28, 2020;

c.	the annual information form of Western (the “Annual Information Form”) dated March 18, 2020 for the year ended December 31, 2019 and filed on SEDAR on March 19, 2020;

d.

the audited consolidated financial statements of Western for the year ended December 31, 2019, together with the notes thereto and the auditors’ report thereon and related management’s discussion and analysis (the “Annual MD&A”), filed on SEDAR on March 19, 2020;

e.

material change report dated February 28, 2020 in respect of the private placement offering of units, pursuant to which the Company issued 3,000,000 units to Michael Vitton at a price of $0.65 per unit to raise gross proceeds of up to $1.95 million (the “February 2020 Financing”) announced February 21, 2020 and completed on February 28, 2020, filed on SEDAR on February 28, 2020; and

f.

material change report dated May 12, 2020 in respect of the non-brokered private placement offering of 3,000,000 flow-through common shares of the Company (the “FT Shares”) for aggregate gross proceeds of $3,360,000 at a price of $1.12 per FT Share and the increase of the offering to issue up to 4,000,000 FT Shares for aggregate gross proceeds of up to $4,480,000 (the “May 2020 Financing”), filed on SEDAR on May 12, 2020; and

g.

material change report dated June 2, 2020 in respect of the completion of the May 2020 Financing pursuant to which the Company issued 4,000,000 FT Shares at $1.12 per FT Share for gross proceeds of $4,480,000 filed on SEDAR on June 2, 2020 (the “June 2, 2020 Material Change Report”).

Any annual information form, material change reports (excluding confidential material change reports), any interim and annual consolidated financial statements and related management discussion and analysis, information circulars (excluding those portions that, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein), any business acquisition reports, any news releases or public communications containing financial information about the Company for a financial period more recent than the periods for which financial statements are incorporated herein by reference, and any other disclosure documents required to be filed pursuant to an undertaking to a provincial or territorial securities regulatory authority that are filed by the Company with various securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the termination of this offering under any Prospectus Supplement, shall be deemed to be incorporated by reference in this Prospectus.

In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report filed with or furnished to the SEC pursuant to the U.S. Exchange Act, after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part (in the case of documents or information deemed furnished on Form 6-K or Form 8-K, only to the extent specifically stated therein).

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an offering of securities, updated disclosure of earnings coverage ratios, if applicable, and other information relating to the securities, will be delivered to prospective purchasers of such securities together with this Prospectus and the applicable Prospectus Supplement and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the securities covered by that Prospectus Supplement.

Upon a new annual information form and the related annual financial statements being filed by the Company with, and, where required, accepted by, the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all quarterly financial statements, material change reports and information circulars filed prior to the commencement of the Company’s financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of securities hereunder.

SUMMARY DESCRIPTION OF BUSINESS

As used in this Prospectus, the terms “we”, “us”, “our”, “Western” and “the Company” refer to Western Copper and Gold Corporation and its subsidiaries unless the context otherwise requires.

The Company was incorporated under the Business Corporations Act (British Columbia) on March 17, 2006 under the name “Western Copper Corporation”. It changed its name to Western Copper and Gold Corporation on October 17, 2011 pursuant to a vertical short form amalgamation with certain of its wholly-owned subsidiaries at the time in connection with a corporate reorganization transaction completed on October 17, 2011.

The Company’s head office is located at 15th Floor, 1040 West Georgia Street, Vancouver, British Columbia, V6E 4H1, and its registered and records office is located at 400 – 725 Granville Street, Vancouver, British Columbia, V7Y 1G5. The Company’s common shares are listed for trading on both the TSX and the NYSE American under the symbol “WRN”.

The following chart depicts the Company’s corporate structure together with the jurisdiction of incorporation of each of the Company’s subsidiaries. All ownership of each subsidiary is 100%.

General

The Company, and its wholly-owned subsidiary Casino Mining Corporation (“CMC”), are focused on advancing the Casino mineral property (“Casino” or “Casino Project”) towards production. The Casino Project is located in Yukon, Canada and hosts one of the largest undeveloped copper-gold deposits in Canada.

The Company does not have any producing properties and consequently has no current operating income or cash flow. Western is an exploration stage company and has not generated any revenues to date. Commercially viable mineral deposits may not exist on any of the Company’s properties.

Mining Business

The Company’s business consists of mineral exploration and mine development and operation in Canada, primarily in the Yukon Territory. The Company’s principal mining business activities are currently being carried out at the Casino Project in the Yukon Territory, which project consists of 772 full and partial Quartz claims (the “Casino Quartz Claims”) and 55 placer leases (the “Casino Placer Leases”) acquired in accordance with the Yukon Quartz Mining Act.

Western acquired the Casino Project in 2006 and the Casino Project is the Company’s material property for the purposes of NI 43-101. The Casino Project is primarily a copper and gold project located in the Whitehouse Mining District in west central Yukon, in the northwest trending Dawson Range mountains, 300 km northwest of the territorial capital of Whitehorse. The Casino Project is located on Crown land administered by the Yukon government and within the Selkirk First Nation traditional territory. The total area covered by the Casino Quartz Claims is 14,527 ha and the total area covered by Casino Placer Leases is 481.42 ha. All claims comprising the Casino Project are subject to a 2.75% net smelter returns royalty on the future sale of any metals and minerals derived therein. On December 19, 2019, the Company announced assay results from its 2019 exploration program on the Casino Project, which program consisted of a total of 13,590 m of diamond drilling in 69 completed holes.

More details regarding the Casino Project and the results of the Company’s feasibility study are detailed in the independent technical report dated January 25, 2013, prepared Conrad E. Huss, P.E., Thomas L. Drielick, P.E., Jeff Austin, P. Eng., Gary Giroux, P. Eng., Scott Casselman, P. Geo. Graham Greenaway, P. Eng., Michael G. Hester, FAus IMM, and Jesse Duke, P. Geo.; each of whom is a qualified person pursuant to NI 43-101, entitled “Casino Project, Form 43-101F1 Technical Report Feasibility Study, Yukon, Canada – Revision 1” (the “2013 Feasibility Study”) was filed and is available on SEDAR under the Company’s profile at www.sedar.com.

The Company also holds the Canadian Creek property, comprised of 311 mineral claims lying directly adjacent to the Casino Project (the “Canadian Creek Property”) in the Yukon. The Company acquired the Canadian Creek Property on August 28, 2019 as there is a likelihood that the Casino deposit will extend into the Canadian Creek Property.

The documents incorporated by reference herein, including the Annual Information Form, contain further details regarding the business of Western. See “Documents Incorporated by Reference”.

Recent Developments

Subsequent to the filing of the Annual Information Form on March 19, 2020, the Company completed the following:

Election of Michael Vitton as a Director

On April 27, 2020, the Company announced that Michael Vitton, who was at the time a strategic investor of the Company, agreed to stand for election as director at the Company’s annual general meeting of shareholders (the “AGM”). The AGM was held on June 10, 2020 and Mr. Vitton was appointed as director to the board.

May 2020 Financing

On June 1, 2020, the Company announced the completion of the May 2020 Financing, pursuant to which the Company issued an aggregate of 4,000,000 FT Shares at a price of $1.12 per FT Share for aggregate gross proceeds of $4,480,000, as described in the June 2, 2020 Material Change Report (see “Documents Incorporated by Reference”).

Drill Campaign at Casino Project

On June 4, 2020, the Company announced its 2020 drill program at the Casino Project, which program will test the High Gold Zone, Northern Prophyry and Canadian Creek targets identified by the 2019 program. Drilling will be performed by three diamond drill rigs, and will initially consist of 43 holes between 150 m and 500 m in depth. Drilling commenced in mid-June and is expected to be completed by the end of the third quarter of 2020.

Updated Resource Estimate

On July 14, 2020, Western reported an updated resource estimate for its wholly owned Casino copper-gold project. The measured & indicated resource increased to 2.4 billion tonnes, measured & indicated gold increased to 14.5 million ounces plus 6.6 million ounces inferred and measured & indicated copper increased to 7.6 billion pounds plus 3.3 billion pounds inferred.

The new resource estimate is the first estimate since 2010 and includes results from the 2019 drilling campaign, and drilling performed from 2010 through 2012 that was not available when the 2010 model was developed. It also incorporates an updated geologic model.

RISK FACTORS

An investment in any securities of the Company is speculative and involves a high degree of risk due to the nature of Western’s business and the present stage of development of its mineral properties. The following risk factors, as well as risks not currently known to the Company, could materially adversely affect the Company’s future business, financial condition, results of operations and prospects and could cause them to differ materially from the forward-looking statements relating to the Company. Before deciding to invest in any securities, investors should consider carefully the risk factors set out below, those contained in the section entitled “Cautionary Note Regarding Forward-Looking Statements” above, those contained in the documents incorporated by reference in this Prospectus and those described in any Prospectus Supplement, including those described in the Company’s historical consolidated financial statements, the related notes thereto and the Company’s Annual Information Form.

The following risk factors, as well as risks listed in the documents incorporated herein by reference and risks not currently known to the Company or that the Company currently deems to be immaterial, could materially adversely affect the Company’s future business, financial condition, results of operations earnings and prospects and could cause them to differ materially from the forward-looking statements relating to the Company. While the significant risk factors which the Company believes it faces are discussed below, they do not comprise a definitive list of all risk factors related to the Company’s business and operations.

History of Net Losses; Uncertainty of Additional Financing; Negative Operating Cash Flow

The Company has received no revenue to date from the exploration activities on its properties and has negative cash flow from operating activities. In the event the Company undertakes development activity on any of its properties, there is no certainty that the Company will produce revenue, operate profitably or provide a return on investment in the future.

The business of mining and exploration involves a high degree of risk and there can be no assurance that current exploration and development programs will result in profitable mining operations. The Company has no source of revenue, and has significant cash requirements to meet its exploration and development commitments, to fund administrative overhead and to maintain its mineral interests. The Company will need to raise sufficient funds to meet these obligations as well as fund ongoing exploration, advance detailed engineering, and provide for capital costs of building its mining facilities.

Mineral Exploration and Development Activities are Inherently Risky

The business of exploration for minerals and mining involves a high degree of risk. Few properties that are explored are ultimately developed into mineral deposits with significant value. Unusual or unexpected ground conditions, geological formation pressures, fires, power outages, labour disruptions, flooding, earthquakes, explorations, cave-ins, landslides and the inability to obtain suitable machinery, equipment or labour are other risks involved in the operation of mines and the conduct of exploration programs. Substantial expenditures are required to establish ore reserves through drilling, to develop metallurgical processes to extract the metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. No assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis. The economics of developing copper, gold and other mineral properties is affected by many factors including the cost of operations, variations in the grade of ore mined, fluctuations in metal markets, costs of processing equipment and government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection. The remoteness and restrictions on access of certain of the properties in which the Company has an interest could have an adverse effect on profitability in that infrastructure costs would be higher.

In addition, previous mining operations may have caused environmental damage at certain of the Company’s properties. It may be difficult or impossible to assess the extent to which such damage was caused by the Company or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective.

Uncertainty of Mineral Resources and Mineral Reserves

The figures for Mineral Resources and Mineral Reserves with respect to the Casino Project disclosed in this Prospectus are estimates and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. Market fluctuations and the prices of metals may render Resources and Reserves uneconomic. Moreover, short-term operating factors relating to the mineral deposits, such as the need for orderly development of the deposits or the processing of new or different grades of ore, may cause any mining operation to be unprofitable in any particular accounting period. Additionally, estimates may change over time as new information becomes available. If the Company encounters mineralization or geological formations different from those predicted by past drilling, sampling and interpretations, any estimates may need to be altered in a way that could adversely affect the Company’s operations or proposed operations.

Possible Loss of Interests in Exploration Properties; Possible Failure to Obtain Applicable Licenses

The regulations pursuant to which the Company holds its interests in certain of its properties provide that the Company must make a series of payments over certain time periods or expend certain minimum amounts on the exploration of the properties. If the Company fails to make such payments or expenditures in a timely fashion, the Company may lose its interest in those properties. Further, even if the Company does complete exploration activities, it may not be able to obtain the necessary licenses or permits to conduct mining operations on the properties, and thus would realize no benefit from its exploration activities on the properties. There is no assurance that further applications will be successful.

Title Risks

Although title to its mineral properties and surface rights has been reviewed by or on behalf of the Company, no assurances can be given that there are no title defects affecting such properties. Title insurance generally is not available for mining claims in Canada, and the Company’s ability to ensure that it has obtained secure claim to individual mineral properties may be severely constrained. The Company has not conducted surveys of all of the claims in which it holds direct or indirect interests; therefore, the precise area and location of such properties may be in doubt. Accordingly, the properties may be subject to prior unregistered liens, agreements, transfers or claims, and title may be affected by, among other things, undetected defects. In addition, the Company may be unable to conduct work on the properties as permitted or to enforce its rights with respect to its properties.

Risks Associated with Joint Venture Agreements

In the event that any of the Company’s properties become subject to a joint venture, the existence or occurrence of one or more of the following circumstances and events could have a material adverse impact on the Company’s profitability or the viability of its interests held through joint ventures, which could have a material adverse impact on the Company’s business prospects, results of operations and financial condition: (i) disagreements with joint venture partners on how to conduct exploration; (ii) inability of joint venture partners to meet their obligations to the joint venture or third parties; and (iii) disputes or litigation between joint venture partners regarding budgets, development activities, reporting requirements and other joint venture matters.

Risks Relating to Statutory and Regulatory Compliance

The current and future operations of the Company, from exploration through development activities and commercial production, if any, are and will be governed by applicable laws and regulations governing mineral claims acquisition, prospecting, development, mining, production, exports, taxes, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Companies engaged in exploration activities and in the development and operation of mines and related facilities, generally experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. The Company has received all necessary permits for the exploration work it is presently conducting; however, there can be no assurance that all permits which the Company may require for future exploration, construction of mining facilities and conduct of mining operations, if any, will be obtainable on reasonable terms or on a timely basis, or that such laws and regulations would not have an adverse effect on any project which the Company may undertake.

Failure to comply with applicable laws, regulations and permits may result in enforcement actions thereunder, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. The Company may be required to compensate those suffering loss or damage by reason of its mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits. The Company is not currently covered by any form of environmental liability insurance. See “Insurance Risk”, below.

Existing and possible future laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in capital expenditures or require abandonment or delays in exploration.

Environmental Laws and Regulations That May Increase Costs and Restrict Operations

All of the Company’s exploration and potential development and production activities are subject to regulation by Canadian governmental agencies under various environmental laws. To the extent that the Company conducts exploration activities or new mining activities in other countries, it will also be subject to the laws and regulations of those jurisdictions, including environmental laws and regulations. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. Environmental legislation in many countries is evolving and the trend has been towards stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and increasing responsibility for companies and their officers, directors and employees. Compliance with environmental laws and regulations may require significant capital outlays on our behalf and may cause material changes or delays in the Company’s intended activities. Future changes in these laws or regulations could have a significant adverse impact on some portion of the Company’s business, causing it to re-evaluate those activities at that time.

Costs of Land Reclamation

It is difficult to determine the exact amounts that will be required to complete all land reclamation activities in connection with the properties in which the Company holds an interest. Reclamation bonds and other forms of financial assurance represent only a portion of the total amount of money that will be spent on reclamation activities over the life of a mine. Accordingly, it may be necessary to revise planned expenditures and operating plans in order to fund reclamation activities. Such costs may have a material adverse impact upon the financial condition and results of operations of the Company.

Assets in Remote Locations Increase Operational Risk

The costs, timing and complexities of mine construction and development are increased by the remote location of the Company’s mineral projects. It is common in new mining operations to experience unexpected problems and delays during development, construction and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there are no assurances that the Company’s activities will result in profitable mining operations or that the Company will successfully establish mining operations or profitably produce metals at any of its properties. Climate change or prolonged periods of inclement weather may severely limit the length of time in which exploration programs and development activities may be undertaken.

Infrastructure

Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could prevent or delay exploitation and or development of the Company’s properties. If adequate infrastructure is not available in a timely manner, there can be no assurance that the exploitation and or development of the Company’s properties will be commenced or completed on a timely basis, if at all; that the resulting operations will achieve the anticipated production volume; or that the construction costs and ongoing operating costs associated with the exploitation and or development of the Company’s properties will not be higher than anticipated. In addition, unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect the Company’s operations and profitability.

High Metal Prices May Increase the Demand for, and Cost of, Exploration, Development and Construction Services and Equipment

An increase in metal prices may lead to increases in mining exploration, development and construction activities around the world, which could result in increased demand for, and cost of, exploration, development and construction services and equipment. Increased demand for services and equipment could result in increased costs. It may also lead to delays if services or equipment cannot be obtained in a timely manner due to an inadequate availability, and may cause scheduling difficulties due to the need to coordinate the availability of services or equipment, any of which could materially increase project exploration, development and/or construction costs.

First Nations

Consultation with First Nations groups is required of the Company in the environmental assessment, subsequent permitting, development, and operation stages of its proposed projects. Certain First Nations groups may oppose certain proposed projects at any given stage and such opposition may adversely affect the project(s) in question, the Company’s public image, or the Company’s share performance.

Canadian law related to aboriginal rights, including aboriginal title rights, is in a period of change. There is a risk that future changes to the law may adversely affect the Company’s rights to its Canadian projects.

Price Fluctuations: Share Price Volatility

In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered exploration stage companies, including the Company, have experienced wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. From January 1, 2019 to December 31, 2019, the price of the Company’s common shares has ranged from $0.61 to $1.15 on the TSX. There can be no assurance that continual and significant fluctuations in the price of the common shares of the Company will not occur.

Changes in the Market Price of Common Shares may be Unrelated to its Results of Operations and Could Have an Adverse Impact on the Company

The Company’s common shares are listed on the TSX and the NYSE American. The price of the Company’s common shares is likely to be significantly affected by short-term changes in copper and gold prices or in its financial condition or results of operations. Other factors unrelated to the Company’s performance that may have an effect on the price of the Company’s common shares include the following: a reduction in analytical coverage by investment banks with research capabilities; a drop in trading volume and general market interest in the Company’s securities may adversely affect an investors’ ability to liquidate an investment and consequently an investor’s interest in acquiring a significant stake in the Company; a failure to meet the reporting and other obligations under relevant securities laws or imposed by applicable stock exchanges could result in a delisting of the Company’s common shares and a substantial decline in the price of the common shares that persists for a significant period of time.

As a result of any of these factors, the market price of the Company’s common shares at any given point in time may not accurately reflect their long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Metal Price Volatility

Factors beyond the control of the Company may affect the marketability of any ore or minerals discovered at and extracted from the Company’s properties. Resource prices have fluctuated widely, particularly in recent years, and are affected by numerous factors beyond the Company’s control including international economic and political trends, inflation, currency exchange fluctuations, interest rates, global or regional consumption patterns, speculative activities and increased production due to new and improved extraction and production methods. The effect of these factors cannot accurately be predicted.

Currency Fluctuations May Affect the Costs of Doing Business

The Company’s activities and offices are currently located in Canada. Copper and gold are sold in international markets at prices denominated in U.S. dollars. However, some of the costs associated with the Company’s activities in Canada may be denominated in currencies other than the U.S. dollar. Any appreciation of these currencies vis-à-vis the U.S. dollar could increase the Company’s cost of doing business. In addition, the U.S. dollar is subject to fluctuation in value compared to the Canadian dollar. The Company does not utilize hedging programs to any degree to mitigate the effect of currency movements.

Future issuances of securities will dilute shareholder interests

Issuances of additional securities including, but not limited to, common shares pursuant to any financing and otherwise, could result in a substantial dilution of the equity interests of our shareholders.

Dependence on Management

The success of the operations and activities of the Company is dependent to a significant extent on the efforts and abilities of its management team. Investors must be willing to rely to a significant extent on their discretion and judgment. The Company does not maintain key employee insurance on any of its employees. The Company depends on key personnel and cannot provide assurance that it will be able to retain such personnel. Failure to retain such key personnel could have a material adverse effect on the Company’s business and financial condition.

Insurance Risk

The mining industry is subject to significant risks that could result in damage to or destruction of property and facilities, personal injury or death, environmental damage and pollution, delays in production, expropriation of assets and loss of title to mining claims. No assurance can be given that insurance to cover the risks to which the Company’s activities are subject will be available at all or at commercially reasonable premiums. The Company currently maintains insurance within ranges of coverage that it believes to be consistent with industry practice for companies at a similar stage of development. The Company carries liability insurance with respect to its mineral exploration operations, but is not currently covered by any form of environmental liability insurance, since insurance against environmental risks (including liability for pollution) or other hazards resulting from exploration and development activities is unavailable or prohibitively expensive. The payment of any such liabilities would reduce the funds available to the Company. If the Company is unable to fully fund the cost of remedying an environmental problem, it might be required to suspend operations or enter into costly interim compliance measures pending completion of a permanent remedy.

Conflicts of Interest

The Company’s directors and officers may serve as directors or officers of other resource companies or have significant shareholdings in other resource companies and, to the extent that such other companies may participate in ventures in which the Company may participate, the directors of the Company may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In the event that such a conflict of interest arises at a meeting of the Company’s directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms in accordance with the Business Corporations Act (British Columbia). From time to time several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing for their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment. In accordance with the laws of British Columbia, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company. In determining whether or not the Company will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which the Company may be exposed and its financial position at that time.

Competition

Significant and increasing competition exists for mining opportunities internationally. There are a number of large established mining companies with substantial capabilities and far greater financial and technical resources than Western. Western may be unable to acquire additional attractive mining properties on terms it considers acceptable and there can be no assurance that Western’s exploration and acquisition programs will yield any reserves or result in any commercial mining operation.

Increased Costs and Compliance Risks as a Result of Being a Public Company

Legal, accounting and other expenses associated with public company reporting requirements have increased significantly in the past few years. The Company anticipates that costs may continue to increase with corporate governance related requirements, including, without limitation, requirements under National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings, National Instrument 52-110 – Audit Committees, and National Instrument 58-101 – Disclosure of Corporate Governance Practices.

The Company also expects these rules and regulations may make it more difficult and more expensive for it to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for the Company to attract and retain qualified individuals to serve on its board of directors or as executive officers.

Capital Costs

The Company prepares budgets and estimates of cash costs and capital costs for its operations. Despite the Company’s best efforts to budget and estimate such costs, the costs required by the Company’s projects may be significantly higher than anticipated. The Company’s actual costs may vary from estimates for a variety of reasons, including: short-term operating factors; risk and hazards associated with mining; natural phenomena, such as inclement weather conditions and unexpected labour shortages or strikes. Operational costs may also be affected by a variety of factors, including: ore grade metallurgy, labour costs, the cost of commodities, general inflationary pressures and currency exchange rates. Many of these factors are beyond the Company’s control. Failure to achieve estimates or material increases in costs could have an adverse impact on the Company’s business, results of operations and financial condition. Furthermore, delays in mining projects or other technical difficulties may result in even further capital expenditures being required. Any delays or costs overruns or operational difficulties could have a material adverse effect on the Company’s business, results of operations and financial condition.

Funding Risk

The Company’s ability to effectively implement its business and operation plans in the future, to take advantage of opportunities for acquisitions, joint ventures or other business opportunities and to meet any unanticipated liabilities or expenses which the Company may incur may depend in part on its ability to raise additional funds. The Company may seek to raise further funds through equity or debt financings, joint ventures, production sharing arrangements or other means. Failure to obtain sufficient financing for the Company’s activities and future projects may result in delay and indefinite postponement of exploration, development or production on the properties. There can be no assurance that additional financing will be available when needed or, if available, the terms of the financing might not be favourable to the Company and might involve substantial dilution to shareholders.

Business Disruption Risks

The Company’s business, operations and financial condition could be materially and adversely affected by the outbreak of epidemics or pandemics or other health crises, including the recent outbreak of COVID-19. To date, there have been a large number of temporary business closures, quarantines and a general reduction in consumer activity in a number of countries including Canada, the United States, Europe and China. The outbreak has caused companies and various international jurisdictions to impose travel, gathering and other public health restrictions. While these effects are expected to be temporary and a number of jurisdictions, including in Canada and the United States, have started to lift certain COVID-19 related restrictions, the duration of the various disruptions to businesses locally and internationally and the related financial and other impacts cannot be reasonably estimated at this time. Such public health crises can result in volatility and disruptions in the supply and demand for silver and other metals and minerals, global supply chains and financial markets, as well as declining trade and market sentiment and reduced mobility of people, all of which could affect commodity prices, interest rates, credit ratings, credit risk, share prices and inflation. The risks to the Company of such public health crises also include risks to employee health and safety, additional slowdowns or temporary suspensions of operations in geographic locations impacted by an outbreak, increased labor, transportation and fuel costs, regulatory changes, political or economic instabilities or civil unrest. At this point, the extent to which COVID-19 will or may impact the Company is uncertain and these factors are beyond the Company’s control; however, it is likely that any future outbreaks of COVID-19, particularly if there are any increased cases of COVID-19 in British Columbia and the Yukon Territory, may have a material adverse effect on the Company’s business, results of operations and financial condition.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds of any offering of securities under a Prospectus Supplement will be used for general corporate purposes, including funding potential future acquisitions and capital expenditures. More detailed information regarding the use of proceeds from a sale of securities will be included in the applicable Prospectus Supplement.

All expenses relating to an offering of securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company’s general funds, unless otherwise stated in the applicable Prospectus Supplement.

The Company has incurred negative cash flow from operating activities for its financial year ended December 31, 2019 and the three and six months ended June 30, 2020 Accordingly, the majority or all of the net proceeds of any offering of securities under a Prospectus Supplement will be used to fund the proposed expenditures set out above or in the applicable Prospectus Supplement as well as other general working capital and administrative expenses which may cause the Company to continue to experience negative cash flow from its operating activities. See also “Risk Factors – History of Net Losses; Uncertainty of Additional Financing; Negative Operating Cash Flow”.

PRIOR SALES

The following table sets forth for the 12-month period prior to the date of this Prospectus details of the price at which securities have been issued or are to be issued by the Company, the number of securities issued at that price and the date on which the securities were issued:

Date of Issue	Type of Securities	No. of Common Shares	Issue or Exercise Price per Security	Reason for Issue
August 28, 2019	Common Shares	3,000,000(1)	$0.928	Acquisition of Canadian Creek Property
November 6, 2019	Common shares	50,000	$0.50	Stock Option Exercise
February 28, 2020	Common Shares	3,000,000(2)	$0.65	Private Placement
February 28, 2020	Warrants	1,500,000(2)(3)	$0.85	Private Placement
June 1, 2020	FT Shares	4,000,000(4)	$1.12	Private Placement
April 29, 2020	Common Shares	25,000	$0.50	Stock Option Exercise
July 1 – 30, 2020	Common Shares	591,667	$0.50	Stock Option Exercise
July 27, 2020	Stock Options	1,950,000(5)	$1.66	Grant of Stock Options

Notes:

(1)

Issued to Cariboo Rose Resources Ltd. pursuant to the terms of the property purchase agreement dated July 28, 2019 between the parties as disclosed in the Company’s press releases dated July 30, 2019 and August 28, 2019.

(2)	Issued as part of units pursuant to the February 2020 Financing.
(3)	Each warrant is exercisable to acquire one common share of the Company for $0.85 per common share until February 28, 2025.
(4)	Issued pursuant to the May 2020 Financing.
(5)

Each option is exercisable to acquire one common share of the Company for $1.66 per common share until July 27, 2025 and such options shall vest over a period of 24 months as to 33 1/3% on each of July 27, 2021, January 27, 2022 and July 27, 2022.

TRADING PRICE AND VOLUME

The common shares of Western are listed and posted for trading on both the TSX and the NYSE American under the symbol “WRN”. The following tables set forth the market price range and trading volumes of Western’s common shares on each of the TSX and NYSE American for the 12 month period prior to the date of this Prospectus:

	TSX			NYSE American
Period	High (Cdn$)	Low (Cdn$)	Volume	High (US$)	Low (US$)	Volume
2020

August 1 - 5	1.65	1.57	471,303	1.25	1.16	1,207,116
July	1.90	1.33	8,284,011	1.532	0.87	12,375,244
June	1.19	1.02	1,785,004	0.95	0.75	3,231,568
May	1.13	0.9	1,775,908	0.8299	0.6324	3,473,382
April	0.97	0.53	1,156,040	0.69	0.36	2,656,463
March	0.87	0.435	1,850,686	0.6519	0.3072	3,354,517
February	0.99	0.66	1,247,514	0.7	0.49	2,960,991
January	1.13	0.85	1,918,841	0.86704	0.6401	2,834,051

2019
December	1.15	0.92	1,507,559	0.88506	0.7011	2,521,555
November	1.07	0.92	1,238,424	0.806	0.7011	1,435,657
October	1.03	0.82	758,067	0.8	0.6039	1,677,871
September	0.9	0.78	1,404,908	0.74	0.5975	2,289,465
August	1.03	0.87	1,124,918	0.78	0.65	2,330,487
July	1.04	0.76	765,997	0.8	0.572	1,964,294

DIVIDEND POLICY

Western has not declared or paid any dividends on its common shares since the date of formation. Any decision to pay dividends on common shares in the future will be made by the board of directors on the basis of the earnings, financial requirements and other conditions existing at such time.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and loan capital of the Company on a consolidated basis since June 30, 2020, the date of the Company’s financial statements most recently filed in accordance with NI 51-102. Since June 30, 2020, the number of outstanding securities of the Company have not changed other than the issuance of 591,667 common shares pursuant to the exercise of stock options and the grant of an aggregate of 1,950,000 stock options (see “Prior Sales”).

DESCRIPTION OF SHARE CAPITAL

Authorized Capital

The Company’s authorized capital consists of an unlimited number of common shares without par value.

Common Shares

All of the Company’s common shares have equal voting rights, and none of the common shares are subject to any further call or assessment. There are no special rights or restrictions of any nature attaching to any of the common shares and they all rank pari passu each with the other as to all benefits which might accrue to the holders of the common shares. The common shares are not convertible into shares of any other class and are not redeemable or retractable. As at the date of this Prospectus, 115,252,668 common shares were issued and outstanding.

Preferred Shares

Preferred shares do not give the holders any right to receive notice of or vote at general or special meetings of the Company. As of the date of this Prospectus, no preferred shares were issued and outstanding.

Options

As of the date of this Prospectus, there were stock options outstanding to purchase 7,583,334 common shares of the Company at exercise prices ranging from $0.50 to $1.66 with expiry dates ranging from August 10, 2020 to July 27, 2025.

Warrants

As of the date of this Prospectus, there were warrants outstanding to purchase 1,500,000 common shares of the Company at an exercise price of $0.85 and an expiry date of February 28, 2025.

DESCRIPTION OF SECURITIES OFFERED UNDER THIS PROSPECTUS

The Company may offer common shares, warrants, subscription receipts or units comprising any combination of common shares, warrants or subscription receipts, with a total value of up to Cdn$50,000,000 from time to time under this Prospectus, together with any applicable Prospectus Supplement, at prices and on terms to be determined by market conditions at the time of offering. This Prospectus provides you with a general description of the securities the Company may offer. Each time the Company offers securities, it will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	original issue discount, if any;

•	rates and times of payment of dividends, if any;

•	redemption, conversion or exchange terms, if any;

•

conversion or exchange prices, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices and in the securities or other property receivable upon conversion or exchange;

•	restrictive covenants, if any;

•	voting or other rights, if any;

•	important United States and Canadian federal income tax considerations; and

•	any other material term or condition of the applicable securities.

A Prospectus Supplement may also add, update or change information contained in this Prospectus or in documents the Company has incorporated by reference. However, no Prospectus Supplement will offer a security that is not described in this Prospectus.

Description of Common Shares

The Company may offer common shares, which the Company may issue independently or together with warrants or subscription receipts, and the common shares may be separate from or attached to such securities. All of the Company’s common shares have equal voting rights, and none of the common shares are subject to any further call or assessment. There are no special rights or restrictions of any nature attaching to any of the common shares and they all rank pari passu each with the other as to all benefits which might accrue to the holders of the common shares. The common shares are not convertible into shares of any other class and are not redeemable or retractable.

Description of Warrants

Warrants may be offered separately or together with other securities, as the case may be. Each series of warrants will be issued under a separate warrant indenture to be entered into between the Company and one or more banks or trust companies acting as warrant agent. The applicable Prospectus Supplement will include details of the terms and conditions of the warrants being offered. The warrant agent will act solely as the Company’s agent and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered under this Prospectus. The specific terms of the warrants, and the extent to which the general terms described in this section apply to those warrants, will be set forth in the applicable Prospectus Supplement. If applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any warrant indenture or form of warrant describing the terms and conditions of such Warrants that the Company is offering before the issuance of such Warrants.

The particular terms of each issue of warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of warrants;

•	the price at which the warrants will be offered;

•	the currency or currencies in which the warrants will be offered;

•	the designation and terms of the common shares purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•

the number of common shares that may be purchased upon exercise of each warrant and the price at which and currency or currencies in which the common shares may be purchased upon exercise of each warrant;

•	the designation and terms of any securities with which the warrants will be offered, if any, and the number of the warrants that will be offered with each security;

•	the date or dates, if any, on or after which the warrants and the related securities will be transferable separately;

•	whether the warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•	material United States and Canadian tax consequences of owning the warrants; and

•	any other material terms or conditions of the warrants.

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of common shares issuable upon exercise of the warrants.

The Company reserves the right to set forth in a Prospectus Supplement specific terms of the warrants that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the warrants described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such warrants.

Description of Subscription Receipts

The Company may issue subscription receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, common shares, warrants or a combination thereof. Subscription receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”), which will establish the terms and conditions of the subscription receipts. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. In the United States, the Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any Subscription Receipt Agreement describing the terms and conditions of subscription receipts the Company is offering before the issuance of such subscription receipts. In Canada, the Company will file on SEDAR a copy of any Subscription Receipt Agreement after the Company has entered into it.

The following description sets forth certain general terms and provisions of subscription receipts and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and subscription receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement. The Company urges you to read the applicable Prospectus Supplement related to the particular subscription receipts that the Company sells under this Prospectus, as well as the complete Subscription Receipt Agreement.

The Prospectus Supplement and the Subscription Receipt Agreement for any subscription receipts the Company offers will describe the specific terms of the subscription receipts and may include, but are not limited to, any of the following:

•	the designation and aggregate number of subscription receipts offered;

•	the price at which the subscription receipts will be offered;

•	the currency or currencies in which the subscription receipts will be offered;

•

the designation, number and terms of the common shares, warrants or combination thereof to be received by holders of subscription receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

•	the conditions (the “Release Conditions”) that must be met in order for holders of subscription receipts to receive for no additional consideration common shares, warrants or a combination thereof;

•	the procedures for the issuance and delivery of common shares, warrants or a combination thereof to holders of subscription receipts upon satisfaction of the Release Conditions;

•

whether any payments will be made to holders of subscription receipts upon delivery of the common shares, warrants or a combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on common shares by the Company to holders of record during the period from the date of issuance of the subscription receipts to the date of issuance of any common shares pursuant to the terms of the Subscription Receipt Agreement);

•

the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of subscription receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•	the terms and conditions pursuant to which the Escrow Agent will hold common shares, warrants or a combination thereof pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

•

if the subscription receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the subscription receipts;

•

procedures for the refund by the Escrow Agent to holders of subscription receipts of all or a portion of the subscription price for their subscription receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•

any contractual right of rescission to be granted to initial purchasers of subscription receipts in the event this Prospectus, the Prospectus Supplement under which subscription receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of the Company to purchase the subscription receipts in the open market by private agreement or otherwise;

•	whether the Company will issue the subscription receipts as global securities and, if so, the identity of the depositary for the global securities;

•	whether the Company will issue the subscription receipts as bearer securities, registered securities or both;

•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the subscription receipts;

•	the identity of the Escrow Agent;

•	whether the subscription receipts will be listed on any exchange;

•	material United States and Canadian federal tax consequences of owning the subscription receipts; and

•	any other terms of the subscription receipts.

The holders of subscription receipts will not be shareholders of the Company. Holders of subscription receipts are entitled only to receive common shares, warrants or a combination thereof on exchange of their subscription receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, the holders of subscription receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

The Company reserves the right to set forth in a Prospectus Supplement specific terms of the subscription receipts that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the subscription receipts described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such subscription receipts.

Description of Units

The Company may issue units comprised of one or more of the other securities described in this Prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement, if any, under which a unit is issued may provide that the securities comprising the unit may not be held or transferred separately, at any time or at any time before a specified date. If applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any unit agreement describing the terms and conditions of such units that Western is offering before the issuance of such units.

The particular terms and provisions of units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such units.

•	the particular terms of each issue of units will be described in the related Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of units offered;

•	the price at which the units will be offered;

•	if other than Canadian dollars, the currency or currency unit in which the units are denominated;

•	the terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•

the number of securities that may be purchased upon exercise of each unit and the price at which and currency or currency unit in which that amount of securities may be purchased upon exercise of each unit;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any other material terms, conditions and rights (or limitations on such rights) of the units.

The Company reserves the right to set forth in a Prospectus Supplement specific terms of the units that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the units described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such units.

DENOMINATIONS, REGISTRATION AND TRANSFER

The securities will be issued in fully registered form without coupons attached in either global or definitive form and in denominations and integral multiples as set out in the applicable Prospectus Supplement (unless otherwise provided with respect to a particular series of debt securities pursuant to the provisions of the applicable indenture, as supplemented by a supplemental indenture). Other than in the case of book-entry only securities, securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by the Company for such purpose with respect to any issue of securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the securities, but we may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the person making the request. If a Prospectus Supplement refers to any registrar or transfer agent designated by the Company with respect to any issue of securities, we may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

In the case of book-entry only securities, a global certificate or certificates representing the securities will be held by a designated depository for its participants. The securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depository will establish and maintain book-entry accounts for its participants acting on behalf of holders of the securities. The interests of such holders of securities will be represented by entries in the records maintained by the participants. Holders of securities issued in book-entry only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the securities are purchased in accordance with the practices and procedures of that participant.

PLAN OF DISTRIBUTION

Western may sell the securities to or through underwriters or dealers, and also may sell securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the securities and the proceeds to the Company from the sale of the securities. Only those underwriters, dealers or agents named in a Prospectus Supplement will be the underwriters, dealers or agents in connection with the securities offered thereby.

The securities may be sold, from time to time, in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions deemed to be “at the market distributions” as defined in Canadian National Instrument 44-102 – Shelf Distributions, including sales made directly on the TSX, the NYSE American or other existing markets for the securities. Additionally, this Prospectus and any Prospectus Supplement may also cover the initial resale of the securities purchased pursuant thereto. The prices at which the securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the securities is less than the gross proceeds paid by the underwriters to the Company.

In connection with any offering of securities, other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Unless otherwise specified in a Prospectus Supplement, there is no market through which the Company’s warrants or subscription receipts may be sold and you may not be able to resell any such securities purchased under this Prospectus or any Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the securities (excluding any common shares) will not be listed on any securities exchange. This may affect the pricing of such securities on the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See “Risk Factors”.

In connection with the sale of securities, underwriters, dealers and agents may receive compensation from the Company or from purchasers of the securities from whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions will be paid out of the Company’s general funds. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters and any discounts or commissions received by them from the Company and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under applicable securities legislation.

Underwriters, dealers and agents who participate in the distribution of the securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

CERTAIN INCOME TAX CONSIDERATIONS

Owning any of the Company’s securities may subject you to tax consequences both in the United States and Canada.

Although the applicable Prospectus Supplement may describe certain Canadian and United States federal income tax consequences of the acquisition, ownership and disposition of any securities offered under this Prospectus by an initial investor, the Prospectus Supplement may not describe these tax consequences fully. You should consult your own tax advisor with respect to your particular circumstances.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The Company’s auditors are PricewaterhouseCoopers LLP, Chartered Professional Accountants (“PwC”), of Suite 1400, 250 Howe Street, Vancouver, British Columbia, V6C 3R8. PwC, as auditors of the Company, report that they are independent with respect to the Company within the meaning of the Chartered Professional Accountants of British Columbia Code of Professional Conduct and in compliance with Public Company Accounting Oversight Board rule 3520, Audit Independence.

The registrar and transfer agent for the Company’s common shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia and Toronto, Ontario.

EXPERTS

Names of Experts

The following persons prepared or certified a report, valuation, statement or opinion described or included in this Prospectus or a document incorporated by reference herein:

•

Conrad E. Huss, P. E. (of M3 Engineering & Technology Corporation), Thomas L. Drielick, P.E., Jeff Austin, P. Eng., Gary Giroux, P. Eng., Scott Casselman, P. Geo., Graham Greenaway, P. Eng. of Knight Piésold Ltd.), Michael G. Hester, FAus IMM, and Jesse Duke, P. Geo. prepared the 2013 Feasibility Study described under “Summary Description of Business – Mining Business”

•

John (Jack) McClintock, P. Eng. and Michael G. Hester, FAusIMM, each of whom is an independent consultant for the Company and a qualified person pursuant to NI 43-101, are responsible for certain information of a scientific or technical nature relating to the Casino Project in this Prospectus or in a document incorporated by reference herein.

Interests of Experts

Based on information provided by the experts named above, none of the experts named under “Names of Experts”, when or after they prepared the statement, report or valuation, has received any registered or beneficial interests, direct or indirect, in any securities or other property of Western or of one of the Western’s associates or affiliates (based on information provided to Western by the experts) or is or is expected to be elected, appointed or employed as a director, officer or employee of Western or of any associate or affiliate of Western.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS OR COMPANIES

Michael Vitton, a director of the Company, resides outside of Canada and has appointed Western Copper and Gold Corporation, 15th Floor – 1040 West Georgia Street, Vancouver, British Columbia, V6E 4H1. In addition, the following persons or, in the case of companies, are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction:

•	M3Engineering & Technology Corporation

•	Thomas Drielick, P.E.

•	Michael G. Hester, FAusIMM

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, or resides outside of Canada, even if the party has appointed an agent for service of process.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) consents of the Company’s auditors and experts,; (iii) any underwriting agreement, warrant agreement, subscription receipt agreement or similar agreement that is required to be filed, and (iv)  powers of attorney from the Company’s directors and officers.

ADDITIONAL INFORMATION

Western has filed with the SEC a registration statement on Form F-10 relating to the securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. See “Documents Filed as Part of the Registration Statement”. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference. Each time the Company sells securities under the registration statement, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add to, update or change information contained in this Prospectus.

Western is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer within the meaning of rules made under the U.S. Exchange Act, Western is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, Western is not required to publish financial statements as promptly as U.S. companies.

You may read and download some of the documents we have filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that we have filed with the Canadian securities regulatory authorities at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a corporation existing under the Business Corporations Act (British Columbia). Most of the Company’s directors and officers, and most of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon the Company or its directors, officers and experts who are not residents of the United States or to enforce judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws.

The Company filed with the SEC, concurrently with its registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company has appointed Puglisi & Associates as its agent for service of process in the United States in connection suit or proceeding brought against or involving the Company in a United States court arising out of or related to or concerning the offering of the securities under this Prospectus and any Prospectus Supplement.

PURCHASERS’ CONTRACTUAL RIGHTS OF WITHDRAWAL AND RESCISSION

Original purchasers of warrants (if offered separately) and subscription receipts will have a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such warrant and subscription receipt, as the case may be. The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on original purchase of the warrant or subscription receipt, as the case may be, the amount paid upon conversion, exchange or exercise upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of purchase of the convertible, exchangeable or exercisable security under this Prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Western Copper and Gold Corporation (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1)	indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable under Section 160(a) of the Act, or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable under Section 160(a) of the Act, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party). We have entered into indemnity agreements with certain of our directors and officers.

Pursuant to our articles, the failure of an eligible party to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of a person (or his or her heirs or legal personal representatives) who:

•	is or was a director, alternate director, officer, employee or agent of our company;

•	is or was a director, alternate director, officer, employee or agent of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity,

against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

Exhibit	Description

4.1	Annual Information Form for the fiscal year ended December 31, 2019 (incorporated by reference to Exhibit 99.1 of the registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2019, filed with the Commission on March 19, 2020) (File No. 001-35075).

4.2	Audited Consolidated Financial Statements for the year ended December 31, 2019, together with the notes thereto and the auditors’ report thereon (incorporated by reference to Exhibit 99.3 of registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2019, filed with the Commission on March 19, 2020) (File No. 001-35075).

4.3	Management’s Discussion and Analysis for the year ended December 31, 2019 (incorporated by reference to Exhibit 99.2 of registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2019, filed with the Commission on March 19, 2020) (File No. 001-35075).

4.4	Management Information Circular, dated as of April 22, 2020, prepared in connection with the annual general meeting of shareholders held on June 10, 2020 (incorporated by reference to Exhibit 99.2 of the registrant’s Report on Form 6-K, filed with the Commission on April 30, 2020) (File No. 001-35075).

4.5	Unaudited Interim Condensed Consolidated Financial Statements for the six months ended June 30, 2020 and 2019, together with the notes thereto (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K containing such document, filed with the Commission on July 28, 2020) (File No. 001-35075).

4.6	Management’s Discussion and Analysis for the six months ended June 30, 2020 and 2019 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K containing such document, filed with the Commission on July 28, 2020) (File No. 001-35075).

4.7	Material Change Report, dated February 28, 2020 (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K, filed with the Commission on July 27, 2020) (File No. 001-35075).

4.8	Material Change Report, dated May 12, 2020 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K, filed with the Commission on July 27, 2020) (File No. 001-35075).

4.9	Material Change Report, dated June 2, 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K/A, filed with the Commission on July 30, 2020) (File No. 001-35075).

5.1	Consent of PricewaterhouseCoopers LLP

5.2	Consent of Daniel H. Neff, PE, on behalf of M3 Engineering & Technology Corporation, the employer of Conrad E. Huss, who is deceased

5.3	Consent of Gary Giroux P. Eng.

5.4	Consent of Thomas Drielick, P.E.

5.5	Consent of Jesse L. Duke, P. Geo.

5.6	Consent of Michael G. Hester, F Aus IMM

5.7	Consent of Scott Casselman, P. Geo.

5.8	Consent of Jeffrey B. Austin, P. Eng.

5.9	Consent of Graham Greenaway, P. Eng.

5.10	Consent of John McClintock, P. Eng.

5.11	Consent of Kenneth J. Brouwer, P. Eng., on behalf of Knight Piésold Ltd.

6.1	Powers of Attorney (included on the signature page of this Registration Statement).

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

Western Copper and Gold Corporation undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

Concurrently with the filing of this Registration Statement, Western Copper and Gold Corporation has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of Western Copper and Gold Corporation shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Western Copper and Gold Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on August 6, 2020.

WESTERN COPPER AND GOLD CORPORATION

By:	/s/ Paul West-Sells
Name: Paul West-Sells
Title: President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul West-Sells and Varun Prasad, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on August 6, 2020.

Signature	Title

/s/ Paul West-Sells Paul West-Sells	President and Chief Executive Officer (Principal Executive Officer)

/s/ Varun Prasad Varun Prasad	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Dale Corman Dale Corman	Director (Executive Chairman of the Board of Directors)

Signature	Title

/s/ Michael Vitton Michael Vitton	Director

/s/ Archie Lang Archie Lang	Director

/s/ Klaus Zeitler Klaus Zeitler	Director

/s/ Tara Christie Tara Christie	Director

/s/ Kenneth Williamson Kenneth Williamson	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Western Copper and Gold Corporation in the United States, on August 6, 2020.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director